Exhibit 10(d)

Magellan GP, LLC
Non-Management Director
Compensation Program

Effective January 1, 2023

	Compensation	Timing of Payment
Annual Board Retainer:(1) Cash Common Units	$90,000 $135,000(2)	Paid quarterly as of January 1st, April 1st, July 1st and October 1st As of January 1st
Annual Chair Retainer:(3) Audit Committee Compensation Committee Nominating and Governance Committee Sustainability Committee Non-Executive Chair	$20,000 $20,000 $15,000 $15,000 $100,000	Paid quarterly as of January 1st, April 1st, July 1st and October 1st
Meeting Fees: Board Meeting Fees Committee Meeting Fees	$1,500 per meeting $1,500 per meeting	Paid quarterly as of January 1st, April 1st, July 1st and October 1st

1.Payments may be modified for known upcoming changes and in the event a role is relinquished by an active director after payment is made. For newly elected directors, the annual board retainer shall be payable pro-rata for the year of election. Directors who resign from the board after a payment date has occurred but prior to the payment having been received will receive a pro-rata annual board retainer for the period of time between the payment date and the resignation/relinquishment.

2.The number of common units to be issued for the annual board retainer will be determined based on the closing price on the first business day immediately following the January 1st payment date.

3.Payments may be modified for known upcoming changes and in the event a role is relinquished by an active chair after payment is made. For a newly appointed committee chair, the annual chair retainer shall be payable pro-rata for the year of election and, if applicable, the annual chair retainer from the relinquished role shall be pro-rated for the period of time through the relinquishment. Directors who relinquish their role of committee chair after a payment date has occurred but prior to the payment having been received, will receive a pro-rata annual chair retainer for the period of time between the payment date and the resignation/relinquishment.